Exhibit 3

April 17, 2013

Mission NewEnergy Limited

Tempo Offices, Unit B9

431 Roberts Road, Subiaco Perth

Western Australia, 6008

Attention: Nathan Mahalingam, Group CEO

Re:	Amendment to and consent under SLWI Loan Facility Agreement

Dear Nathan:

This Amendment Letter (the “Amendment”) relates to the previously executed SLWI Loan Facility Agreement February 22, 2013 (the “Loan Agreement”) between SLW International, LLC (“Lender”) and Mission NewEnergy Limited (the “Borrower”). This Amendment also constitutes a consent of Lender under the Loan Agreement as specified herein.

Lender hereby consents and confirms its authorization for the sale of the Company’s 100,000 tpa biodiesel refinery and related assets the (“M1 Asset Sale”), as expressly described in the definite Asset Purchase Agreement dated on or around 17 April 2013 (“APA”), subject to the terms and conditions as follows:

1. Borrower’s continuing compliance with all terms and conditions of the Loan Agreement;

2. Borrower concurrently redeeming an aggregate of A$7,500,000.00 in face value of Borrower’s Series Three Convertible Notes on a pro rata basis between all noteholders in accordance with their holdings at the consummation of the M1 Asset Sale;

3. Borrower maintaining a minimum of US$1,500,000.00 in working capital from the M1 Asset Sale;

4. There is no change to the M1 Asset Sale terms and conditions;

5. There is no Event of Default under the Series Three Convertible Notes Deed Poll dated as of November 23, 2012; and

6. The Company to provide a true and correct copy of the APA document and any related documents to Lender promptly upon execution of same.

Mission NewEnergy Limited

April 17, 2013

Subject to and in consideration of the foregoing, we have agreed as follows:

1. Notwithstanding Section 2.2 of the Loan Agreement, the Commitment shall not be reduced by the proceeds of the M1 Asset Sale and that the Commitment shall remain $5,000,000 following such M1 Asset Sale, subject to the remaining terms and conditions of this Amendment and the Loan Agreement;

2. Notwithstanding Section 2.3 of the Loan Agreement, a fee of $1,000,000 shall be payable to Lender as the sole fee due Lender under Section 2.3 concurrently with the consummation of the M1 Asset Sale.

3. Any outstanding unpaid balance under the Note at the time of M1 Asset Sale shall be paid to Lender by Borrower concurrently with the consummation of the M1 Asset Sale.

4. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Agreement are ratified and confirmed and shall continue in full force and effect.

5. Borrower hereby represents and warrants to Lender that (i) the execution, delivery and performance of this Amendment and any and all other Loan Documents executed and/or delivered in connection herewith have been authorized by all requisite action on the part of Borrower, (ii) the representations and warranties contained in the Loan Agreement, as amended hereby, are true and correct on and as of the date hereof as though made on and as of the date hereof, except to the extent such representations and warranties speak to a specific prior date, (iii) no Default or Event of Default exists after giving effect to this Amendment, and (iv) Borrower is in full compliance with all covenants and agreements contained in the Loan Agreement and the other Loan Documents to which it is a party or it or its property is subject.

[Signature Page Follows]

Mission NewEnergy Limited

April 17, 2013

Please evidence your agreement by executing and returning a counterpart of this Amendment to the undersigned.

Very truly yours,

SLW International, LLC, a Texas limited liability company

By:	/s/ Stephen L. Way
Name:	Stephen L. Way
Title:	Principal

AGREED and ACCEPTED this 17th day of April, 2013.

COMPANY:

Mission NewEnergy Limited, an Australian corporation

By:	/s/ Nathan Mahalingam
Name:	Nathan Mahalingam
Title:	Group CEO